Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
R.G. Barry Corporation:
We consent to the incorporation by reference in the Registration Statements (Nos. 33-23567, 33-67596, 33-83252, 333-06875, 333-28671, 333-81105, 333-90544, 333-111100 and 333-131672) on Form S-8 of R.G. Barry Corporation of our report dated September 10, 2008, with respect to the consolidated balance sheets of R.G. Barry Corporation and subsidiaries as of as of June 28, 2008, June 30, 2007, and July 1, 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years ended June 28, 2008 and June 30, 2007, for the six months ended July 1, 2006 (the transition period 2006), and for the year ended December 31, 2005, which report appears in the annual report to shareholders of R.G. Barry Corporation for the year ended June 28, 2008 and is included in the Annual Report on Form 10-K of R.G. Barry Corporation for the year ended June 28, 2008.
Our report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” effective January 1, 2006.
/s/ KPMG LLP
Columbus, Ohio
September 10, 2008